CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our name and the use of our report dated March 13, 2018, relating to the consolidated financial statements of Security Devices International, Inc. (the “Company”) for the year ended November 30, 2017 included in this Annual Report on Form 10-K being filed by the Company.

UHY McGovern Hurley LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Ontario, Canada
March 13, 2018

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the use of our opinion dated March 13, 2017 on the consolidated financial statements of Security Devices International Inc. (the “Company”) included in its Annual Report on Form 10-K being filed by the Company, for the fiscal year ended November 30, 2017.

Toronto, Ontario, Canada	Chartered Accountants
March 14, 2018	Licensed Public Accountants